Cardiff Oncology to Present at Upcoming Jefferies London Healthcare and Piper Sandler 33rd Annual Investor Conferences

SAN DIEGO, November 9, 2021 -- Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage oncology company, developing new precision medicine treatment options for cancer patients in indications with the greatest unmet medical need including KRAS-mutated colorectal cancer, pancreatic cancer, and castrate-resistant prostate cancer, today announced that company management will present and participate in virtual 1x1 investor meetings at the Jefferies London Healthcare Conference and the Piper Sandler 33rd Annual Healthcare Conference, taking place November 16 – 19, 2021, and November 29 – December 2, 2021, respectively.

Details on the presentations can be found below.

Jefferies London Healthcare Conference
Presentation Date:	Available on-demand beginning at 8:00 AM GMT (3:00 AM ET) on November 18, 2021

Piper Sandler 33rd Annual Healthcare Conference
Presentation Date:	Available on-demand beginning at 10:00 AM ET on November 22, 2021

Webcasts of the presentations will be available by visiting the "Events" section of the Cardiff Oncology website and will be archived for 30 days.

About Cardiff Oncology, Inc.
Cardiff Oncology is a clinical-stage oncology company, developing new precision medicine treatment options for cancer patients in indications with the greatest unmet medical need. Our goal is to target tumor vulnerabilities with treatment combinations that overcome disease resistance and improve disease response to standard treatment regimens and to increase overall survival. We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 ("PLK1") inhibitor, in combination with standard-of-care anti-cancer therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to refine assessment of patient response to treatment. We have three clinical programs currently ongoing: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® (bevacizumab) in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 trial of onvansertib in combination with nanoliposomal irinotecan, leucovorin and fluorouracil for the second-line treatment of patients with metastatic pancreatic ductal adenocarcinoma (PDAC); and a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in metastatic castrate-resistant prostate cancer (mCRPC). For more information, please visit https://www.cardiffoncology.com.

Cardiff Oncology Contact:
Vicki Kelemen
Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Amy Jobe, Ph.D.
LifeSci Communications
315-879-8192
ajobe@lifescicomms.com

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